Exhibit 99.1

HEARTLAND ANNOUNCES REPURCHASE PROGRAM

Middlesboro, Kentucky – April 20, 2010 – Heartland, Inc. ("Heartland”, OTCBB: HTLJ) announced that it is adopting a share repurchase program.  The Company's Board of Directors designated a program to repurchase, from time to time, at management's discretion, up to $100,000 in shares of the Company's common stock in the open market and continuing through December 31, 2010 at prevailing market prices.  There can be no assurance as to how many common shares will be purchased. In addition, the repurchase program may be suspended or discontinued at any time.  Common stock acquired though the repurchase program will be held as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, employee stock option exercises or other employee stock plans.  Repurchases will be made under the program using our own cash resources and will be in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 and other applicable laws, rules and regulations.  E*Trade will act as agent for our stock repurchase program.

Commenting on the announcement, Terry L. Lee, Heartland’s Chief Executive Officer, stated, “At recent price levels we believe that our common stock represents an attractive investment opportunity for our company.  It is our position that our company is fundamentally sound and the decision to initiate the share repurchase program illustrates the confidence we have in the long-term value of our company. We will continue to pursue initiatives from an operational standpoint that are key to our development as well as investments that are in the best interest of our company and its stockholders.”

About Heartland Inc.

Heartland, Inc. is a holding company with three subsidiaries.  Lee Oil Company services and sells over 40 million gallons of petroleum product annually through a combination of retail and wholesale operations. Heartland Steel is a steel service center which operates a structural steel service center in Ohio. Mound Technologies is a structural and miscellaneous steel fabricator also located in Ohio.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements.  Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

HEARTLAND, INC.
Phone (606) 248-7323
info@heartlandholdingsinc.com